Exhibit 99.1

Two Harbors Announces Commercial Real Estate Team

and $500 Million Initial Capital Allocation

New York, November 17, 2014 — Two Harbors Investment Corp. (NYSE: TWO) announced today that the parent company of its external manager, Pine River Capital Management L.P., has hired Jack Taylor to serve as Global Head of Commercial Real Estate and Stephen Alpart and Steven Plust to each serve as Managing Directors.

Two Harbors also announced that it is planning an initial allocation of approximately $500 million of equity capital to a commercial real estate initiative.

“The addition of Jack, Stephen and Steven to the Pine River team will enable Two Harbors to diversify our portfolio into commercial real estate assets,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer. “We believe the opportunity in the commercial real estate market is attractive and will drive total stockholder return over the long term.”

Prior to joining Pine River in New York as Global Head of Commercial Real Estate, Mr. Taylor served as a Managing Director and Head of the Global Real Estate Finance business for Prudential Real Estate Investors.  Mr. Taylor joined Prudential in May 2009 to establish the integrated global debt funds platform, and was responsible for strategic planning, product development, client relations and the investment activities of the group.  Mr. Taylor was also a member of the Global Management Committee and chaired the Global Investment Committee for debt and equity.  From 2003 to 2007, Mr. Taylor was a partner at Five Mile Capital Partners LLC and the portfolio manager for its flagship structured income fund.  Prior to Five Mile Capital Partners LLC, he was co-head of real estate investment banking for the Americas and Europe at UBS, led the Real Estate Group at Paine Webber and served on the firm’s Operating Committee.  Previously, Mr. Taylor was head trader and manager of the CMBS and Principal Commercial Mortgage businesses for Kidder, Peabody & Co., Inc. Mr. Taylor was a founding governor of the Commercial Mortgage Securities Association (now the Commercial Real Estate Finance Council) and a member of the President’s Council of the Real Estate Roundtable.  Mr. Taylor received a J.D. from Yale Law School, a MSc. in international relations from the London School of Economics and Political Science, and B.A. in philosophy from the University of Illinois.

Prior to joining Pine River in New York as Managing Director of Commercial Real Estate, Mr. Alpart served as a Managing Director for Prudential Real Estate Investors.  Mr. Alpart joined Prudential Real Estate Investors in 2009 with Mr. Taylor and Mr. Plust to establish the global debt funds platform.  Mr. Alpart was a Portfolio Manager and a member of the Debt Investment Committee and was responsible for investment activities.  Mr. Alpart has worked in real estate finance and debt investing for over 20 years in a variety of functions, including third party funds management, proprietary on-balance sheet lending, transaction advisory, loan syndications and loan sales, and workouts / restructurings.  Areas of responsibility have included product development, fundraising, origination, underwriting credit review, structuring, pricing, deal terms, document negotiation, and asset and portfolio management.  Mr. Alpart received an M.B.A. in Finance and Real Estate from New York University and a B.S. in Business Administration from Washington University.

Prior to joining Pine River in New York as Managing Director of Commercial Real Estate, Mr. Plust served as a Managing Director for Prudential Real Estate Investors.  Mr. Plust also joined Prudential Real Estate Investors in 2009 with Mr. Taylor and Mr. Alpart to establish the global debt funds platform.  Mr. Plust was a Portfolio Manager and a member of the Debt Investment Committee and was responsible for investment activities.  Mr. Plust has over 25 years of experience in real estate finance and capital markets.  Mr. Plust was an active advisor to the Resolution Trust Corporation (RTC) in the development and implementation of their securitization programs, with over $16 billion in advisory and underwriting assignments.  Mr. Plust has worked for almost 20 years at principal investing platforms on Wall Street and in fund management, where he has been primarily responsible for transaction pricing and structuring, credit risk assessment, and analysis of complex transactions and multi-asset portfolios.  Mr. Plust received an M.B.A. in Finance from Columbia University and a B.S. in Chemistry from Rensselaer Polytechnic Institute.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights and other financial assets.  Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 590 Madison Avenue, 36th floor, New York, NY 10022, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514,
july.hugen@twoharborsinvestment.com.